UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): November 20, 2023

SilverBow Resources, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
920 Memorial City Way, Suite 850
Houston, Texas 77024
(Address of principal executive offices)

(281) 874-2700
(Registrant’s telephone number)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SBOW	New York Stock Exchange
Preferred Stock Purchase Rights	None	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2023, SilverBow Resources, Inc. (the “Company” or “SilverBow”) received notice that David Geenberg resigned from his position as a Class III Director on the Company’s Board of Directors (the “Board”) and as a member of SilverBow’s Nominating and Strategy Committee, effective November 27, 2023. Mr. Geenberg had previously been one of two director nominees designated by Strategic Value Partners, LLC (“SVP”) under the Director Nomination Agreement (the “Nomination Agreement”) between SilverBow and certain other former holders of our cancelled senior notes including SVP. Under the current terms of the Nomination Agreement, SVP’s ownership of the Company’s equity fell below the required percentage to maintain two director designees. SVP maintains the right to continue to designate one director nominee, subject to conditions on share ownership, which includes the right to remove and replace its remaining director designee at any time.

Mr. Geenberg has confirmed to the Company that his resignation was not the result of any disagreement with SilverBow on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Geenberg’s resignation from the Board, on November 21, 2023, and in accordance with the Company’s Certificate of Incorporation, as amended, and the Company’s Second Amended and Restated Bylaws, the Board appointed Ellen R. DeSanctis, effective as of November 27, 2023 as a Class III director to fill the vacancy created by Mr. Geenberg’s resignation. Ms. DeSanctis will hold office until the next election of Class III directors and until her respective successor shall have been duly elected and qualified or until her earlier death, resignation, removal, retirement or disqualification.

Ms. DeSanctis has over 40 years of industry experience, most recently serving as Senior Vice President of Corporate Relations for ConocoPhillips, a global exploration and production company, where she worked from 2012 until her retirement in 2022. She previously held various positions relating to corporate communications and strategic development and planning for a number of upstream energy companies, including Petrohawk Energy Corporation, Rosetta Resources, Burlington Resources and Vastar Resources. Ms. DeSanctis currently serves on the board of directors of Plains All American Pipeline and as a member of its Audit Committee and Health, Safety, Environmental and Sustainability Committee. She also serves as a member of the board of directors of St. Agnes Academy in Houston and served as past chair of the Girl Scouts of San Jacinto Council. Ms. DeSanctis has a BA in Geological and Geophysical Sciences from Princeton University and an MBA from UCLA.

Ms. DeSanctis will participate in the Company’s standard compensation program for non-employee directors, as determined by the Board from time to time. Currently, this program includes a $70,000 annual retainer for service on the Board and participation in the Company’s annual long-term incentive program for non-employee directors as recommended by the Company’s Compensation Committee. Ms. DeSanctis also entered into a standard indemnification agreement with the Company. Ms. DeSanctis may be appointed to committees of the Board at a later date.

The Company is not aware of any transactions involving Ms. DeSanctis and the Company that require disclosure under Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Ms. DeSanctis and any other person pursuant to which they were selected to serve as directors.

Item 7.01. Regulation FD Disclosure

On November 27, 2023, the Company issued a press release announcing the events described under Item 5.02 above, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as otherwise subject to the liability of such section, nor

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shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01.    Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

99.1	SilverBow Resources, Inc. Press Release, dated November 27, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 27, 2023

SilverBow Resources, Inc.
By:	/s/ Christopher M. Abundis
Christopher M. Abundis Executive Vice President, Chief Financial Officer and General Counsel

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